                                                                  EXHIBIT 10.66


                                CYTOTHERAPEUTICS, INC.
                                 Two Richmond Square
                                Providence, RI  02906
                                     401-272-3310

                                  September 25, 1997


Richard M. Rose, M.D.
6826 LaValle
Plateada
P.O. Box 567
Rancho Santa Fe, CA 92067

Dear Richard:

    This letter will confirm our offer to you of employment with CytoTherapeutics, Inc. (the "Company") under the terms and conditions that follow:

    1. Position and Duties. As of the Effective Date, as such term is defined in the Agreement and Plan of Merger among the Company, CTI Acquisition, Inc., StemCells, Inc., you and certain other individuals dated August 13, 1997, you will be employed by the Company hereunder on a full-time
basis as its President and Chief Executive Officer.   In addition, and
without further compensation, you agree to service as a member of the Board of Directors of the Company (the "Board") and as a director or officer of one or more of the Company's Affiliates, as defined below, if so elected or appointed from time to time. As President and Chief Executive Officer, you will be expected to exert your full-time best efforts to promote and protect the business interests of the Company. Specifically, but not exclusively, your responsibilities will be to manage the operations of the Company, to build and maintain an outstanding and harmonious working team of both scientific and professional employees, to secure, promote and maintain the appropriate financing and capital structure of the Company, to manage and direct the strategic development of the Company's business plan and its implementation and to oversee the overall scientific affairs of the Company. You will report directly to the Board.

    2.   Salary and Bonus.   For all services that you perform for the Company
and its Affiliates, the Company will provide you compensation during your employment in accordance with this Paragraph 2. Your base salary will be at the rate of Two Hundred and Seventy-Five Thousand Dollars ($275,000) per year. Your performance and compensation will be reviewed at least annually by the Compensation Committee of the Board. In addition to your base salary, you will eligible, at the end of calendar year, beginning with calendar 1998, during your employment hereunder, for a bonus of up to twenty-five percent (25%) of your base salary, the amount of each such bonus being determined by the Board in its discretion.

    3.   Stock Options.

         a. Through the CytoTherapeutics, Inc. 1992 Equity Incentive Plan (the "Incentive Plan"), and subject to the terms and conditions of such Plan, you will be granted an option to acquire 200,000 shares of the common stock of the Company (the "Time-Based Option") at the fair market value of such shares on the Effective Date, as determined by the Board. Subject to your continued employment by the Company, the Time-Based Option will vest over forty-eight (48) months as follows: (i) one quarter of the shares will vest on the first anniversary of the Effective Date and (ii) the remaining shares shall vest at the rate of one forty-eighth (1/48) per month on the last day of each month during the ensuing thirty-six months. Except as otherwise expressly provided herein, the Time-Based Option shall be governed by the terms of the Incentive Plan, as in effect from time to time. Any Change in Control will result in the accelerated vesting of the option to acquire 100% of such shares. A Change in Control shall mean any consolidation or merger in which the Company is not the surviving corporation, a transaction or series of related transactions that result in the acquisition of all of substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company's assets.

         b. In addition to the Time-Vested Option, the Company will grant you an option to acquire 100,000 shares of the common stock of the Company (the "Performance-Based Option") at fair market value of such shares on the Effective Date, as determined by the Board. The Performance-Based Options are subject to the terms of the Performance-Based Incentive Option Agreement, a copy of which is attached hereto as Schedule A, and to your execution of that Option Agreement.

         c. In addition to the foregoing options, you shall be eligible, at the end of any calendar year beginning with calendar year 1998, or as otherwise determined from time to time by the Board or the Compensation Committee of the Board, to receive additional options, the amount and terms of any such options to be determined by the Board or such Compensation Committee in their sole discretion.

    4. Relocation and Relocation Allowance. Promptly following the Effective Date, you will establish your principal office at the Company's offices in Rhode Island and a temporary residence for yourself within driving distance of such office. You will relocate permanently to the Rhode Island area no later than July 31, 1998. The allocation of your time between the Company's operations in Rhode Island, the Company's operations in

California and travel elsewhere on Company business will, in your role as President and CEO of the Company, be primarily determined by you; however, you will not spend an average of more than one business day per week during any calendar quarter in California without approval of the Board. The Company will provide you with One Hundred and Twenty Five Thousand Dollars ($125,000) for relocation, temporary housing and related expenses, which sum shall be payable to you $75,000 on execution and delivery of this Agreement and $50,000 upon your permanent relocation to Rhode Island as provided above.
 In addition, the Company will provide you with an interest-free bridge loan in an amount (not to exceed $200,000) reasonably required by you in order to purchase a house within driving distance of the Company's offices in Rhode Island, such loan to be secured by a second mortgage on such house and to be payable by you at the time of the sale of your residence in California. You agree to use reasonable efforts to sell such residence.

    5. Benefits. You will be entitled to participate in any and all employee benefit plans from time to time in effect for senior management of the Company generally, except to the extent that such plans are duplicative of benefits otherwise provided to you under this Agreement. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board and plan administrators, as provided for in or contemplated by such plan. The Company will provide you with a leased automobile, the cost of which will be paid by you and the Company in proportion to your business and personal use of such automobile. Prior to your permanent relocation to within driving distance of the Company's principal offices, the Company will reimburse you for the cost of two round trips per month to southern
California. The Company expects that these trips will generally be made in connection with Company business and that you will attempt, to the extent possible, to schedule any personal trips to coincide with such business. The Company will provide you with four weeks vacation per year. The Company shall reimburse you for all expenses reasonably incurred by you in connection with your performance of your duties hereunder on a basis consistent with Company policies.

    6. Confidentiality and Restricted Activities. You agree that some restrictions on your activities during and after employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company:

         a. During your employment and thereafter, except as required by applicable law or for the proper performance of your duties and responsibilities to the Company, you shall not use or disclose to any Person any Confidential Information, as defined below. This restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

         b. While you are employed by the Company and for a period of one (1) year thereafter, you will not, directly or indirectly, engage in any activity, whether as owner, partner, investor, consultant, employee, agent or otherwise, that is competitive with the business of the Company or its Affiliates, provided, however, that nothing contained in this paragraph shall prohibit you from owning up no more than one percent (1%) of the outstanding stock of any publicly traded company.

         c. While you are employed by the Company and for a period of one (1) year thereafter, you will not, directly or indirectly, hire or attempt to hire any employee of the Company or its Affiliates, assist in such hiring by any Person or otherwise solicit, induce or encourage any employee of the Company or any of its Affiliates to terminate his or her relationship with them.

         d. You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other Person with whom you have an agreement or duty to keep in confidence information acquired by you in confidence, if any. You also agree that you will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer or other Person, unless consented to in writing by such employer or other Person.

         e. All documents, records, tapes, software and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by you, shall be the sole and exclusive
property of the Company and its Affiliates.   You agree to safeguard all
Documents and to surrender to the Company at the time your employment terminates, or at such earlier time or times as the Board may specify, all Documents and other property of the Company and its Affiliates (including without limitation, devices and equipment) then in your possession or control.

         f. You agree that the Company shall, in addition to any other remedies available to it, be entitled to preliminary and permanent injunctive relief against any breach by you of the covenants contained in this Paragraph 6, without having to post bond. In the event that any provision of this Paragraph 6 shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, it shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

         g.   For purposes of this Agreement:

              i. A business shall be deemed to be competitive with the Company or its Affiliates if it engages or proposes to engage in any business activity which is both (A) utilizing or seeking to develop technology capable of utilizing the transplantation of cells as a therapeutic agent for the diagnosis, prevention or treatment of human disease, injury or condition and (B) in any field the Company or any of its Affiliates is then pursuing or then has in contemplation or planning.

              ii. "Affiliates" means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

              iii. "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business or with whom they plan to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or its Affiliates, would assist in competition against them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, production and marketing activities of the Company and its Affiliates, (ii) the products and services of the Company and its Affiliates,
(iii) their patents, trade secrets, licenses and intellectual property, patients and clinical trials; (iv) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (v) the identity and special needs of the customers of the Company and its Affiliates and (vi) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information does not include, however, information that has become publicly known and generally available other than through a wrongful act by you or any other Person owing a duty of confidentiality to the Company or any of its Affiliates.

              iv. "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

    7.   Inventions.

         a. You hereby represent to the Company and agree that, except as described in Schedule B hereof, you have no inventions, original works of authorship, developments, improvements or trade secrets that were made by you prior to your employment with the Company and which relates to the Company's current or proposed business, products or research and development.

         b. You will promptly make full written disclosure to the Company, hold in trust for the Company's sole right and benefit and hereby assign and agree to assign to the Company or its designee all of your right, title and interest in any and all Inventions.

As used in this Agreement, "Inventions" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others and whether or not during normal business hours or on or off Company premises) during your employment that relate in any way to the business, products or services of the Company or any of its Affiliates or to any prospective activity of the Company or any of its Affiliates or for which the Confidential Information or the Company's facilities have been utilized. You further acknowledge and agree that all original works of authorship made by you solely or jointly with others within the scope of your employment and eligible for protection by copyright are "works made for hire," as that term is defined in the United States Copyright Act. You agree to keep and maintain adequate and current records of all Inventions made by you solely or jointly with others during your employment with the Company. Such records will be in the form of notes, sketches, drawings or any other format that may be specified by the Company These records will be available to, and remain the sole property of, the Company at all times. You agree to assist the Company or its designee, at the Company's expense, in every proper way, to secure the Company's rights in the Inventions and copyrights, including without limitation disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company shall deem necessary or desirable in order to apply for and obtain such rights, and in order to assign and convey to the Company, its successors, designees and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, or other intellectual property rights relating thereto, both during your employment by the Company and thereafter. In the event that the Company is unable for any reason to secure or to prosecute any patent application with respect to any of such Inventions (including without limitation, renewals, extensions, continuations, divisions or continuations in part thereof), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorney-in-fact to act for and in your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereof with the same legal force and effect as if executed by you. You agree that you will assist the Company in the prosecution and enforcement of the Company's rights to the Inventions and copyrightable materials after termination of your employment, at the Company's expense.

    8. Termination and Termination Benefits. Your employment with the Company is "at will," which means that either you or the Company may terminate your employment at any time, with or without cause or good reason.

         a. The Company may terminate your employment other than for "cause" at any time upon written notice to you and, in that event, (i) the Company will continue to pay you your base salary for the longer of (A) one year following the date of such termination or (B) two years following the date of such termination in the case of any such termination occurring in connection with a Change in Control or (C) until the third anniversary of the Effective Date, provided, however, that the Company's obligation, if any, to pay such base salary on and after the second anniversary of such termination shall be reduced, on a dollar-for-dollar basis, by your total pre-tax compensation from any employment (including self-employment). If subjection (C) applies, you agree to seek such employment and accurately and promptly to report to the Company any such compensation derived therefrom. In addition, the Time-Based Option will become fully vested as to all unvested shares covered by such option as of the date your employment terminates. To the maximum extent permitted by the Company's benefit plans, all benefits provided to you hereunder shall continue for the longer of (A) one year following the date of such termination or (B) two years following the date of any such termination which occurs in connection with a Change in Control. The Company shall not be obligated to purchase any special insurance or other coverage in order to satisfy the foregoing obligation.

         b. The Company may terminate your employment upon written notice to you in the event that you become disabled during your employment through any illness, injury, accident or condition of either physical or psychological nature and, as a result, you are unable to perform substantially all of your duties and responsibilities hereunder for ninety (90) days during any three hundred and sixty-five (365) calendar days. In that event, the Company will continue to pay you your base salary (i) for a period of six (6) months following such termination or (ii) until you obtain other employment or (iii) until you become eligible for disability income under any disability income plan provided by the Company, whichever of these events shall first occur.

         c. The Company may terminate your employment hereunder for cause at any time upon written notice to you setting forth in reasonable detail the nature of such cause. The following, as determined by the Company in its reasonable judgment, shall constitute "cause" for termination: (i) your willful failure to perform your material duties and responsibilities to the Company and its Affiliates (including, without limitation, those duties and responsibilities described in Section 1) and; (ii) your material breach of Paragraph 6 or Paragraph 7 of this Agreement; (iii) fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony.

         d. You may terminate your employment at any time, with or without good reason, upon written notice to the Company. If you decide to terminate your employment without good reason, you agree to give the Company three months' notice of termination. You may terminate your employment hereunder with good reason at any time upon written notice to the Company. The following shall constitute "good reason" for termination: material breach by the Company of any provision of this Agreement, including, without limitation, any material diminution in your authority or responsibilities from that contemplated by Section 1 hereof, which breach continues for more than ten
(10) business days following receipt by the Company of written notice from you setting forth in reasonable detail the nature of such breach. If you terminate your employment with good reason, the Company will be obligated to you under Paragraph 8.a hereof as if the Company had terminated your employment other than for cause.

         e. If you resign without good reason or your employment is terminated by the Company for cause, the Company shall have no further obligation to you other than for base salary earned through the date of termination. No severance pay or other benefits of any kind will be provided.

    9.   Withholding.   All payments and reimbursements made by the Company
under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

    10. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of your respective successors, executors, administrators, heirs and permitted assigns.

    11. Waiver. Except as otherwise expressly provided in this Agreement, no waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

    12.  Severability.   If any portion or provision of this Agreement shall to
any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

    13. Notices. Except as otherwise expressly provided herein, any notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, registered or certified, and addressed to you at your last known address on the books of the Company or, in the case of the Company, at its main office, attention of the Chairman of the Board.

    14. Captions. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

    15.  Entire Agreement.   This Agreement sets forth the entire agreement and
understanding between you and the Company and supersedes all prior communications, agreements and understandings, written and oral, with respect to the terms and conditions of your employment. This Agreement may not be amended or modified, except by an agreement in writing signed by you and the Chairman of the Board or other specifically authorized representative of the Company.

    16. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Rhode Island, without regard to the conflict of laws principles thereof.

    17. No Conflicting Agreements. You hereby represent to the Company that neither your execution and delivery of this Agreement nor your acceptance of employment with the Company nor your performance under this Agreement will conflict with or result in a breach of any of the terms, conditions or provisions of any agreement to which you are a party or are bound or any order, injunction, judgment or decrees of any court or governmental authority or any arbitration award applicable to you.

    18. Compliance with Agreement. The Company's obligations under this Agreement and its obligation to deliver stock under the terms of the stock options granted pursuant to the terms of this Agreement (or otherwise granted you during the course of your employment) are conditioned on your compliance with the terms and conditions of this Agreement and the accuracy of the representations made to the Company by you herein.

    19. Agreement Void. If the Effective Date does not occur, for any reason whatsoever, this agreement shall be null and void and of no force or effect.

    If the foregoing is acceptable to you, please sign the enclosed copy of this letter in the space provided below and return it to me, whereupon this letter and such copy will constitute a binding agreement between you and the Company on the basis set forth above as of the date first above written.

                        Sincerely yours,
                        CYTOTHERAPEUTICS, INC.


                        By:  /S/ SETH A. RUDNICK
                            ---------------------------------------
                             Seth A. Rudnick, M.D.
                             Chairman


Accepted and agreed:


/S/ RICHARD M. ROSE
-------------------------
Richard M. Rose, M.D.

Date:
      ------------------

                                                                      Schedule A

                     Performance-Based Incentive Option Agreement

Optionee:  Richard M. Rose   Shares Subject to Option: 100,000
                                              Dated: September 25, 1997



                                CYTOTHERAPEUTICS, INC.

                     PERFORMANCE-BASED INCENTIVE OPTION AGREEMENT


    This Agreement is made as of the date set forth above by and between CytoTherapeutics, Inc., a Delaware corporation (the "Company" or "CTI"), and the Optionee specified above (the "Optionee").

    WHEREAS, Optionee has entered into a Consulting or Employment Agreement with the Company which provides for the grant of the options evidenced hereby (the "Consulting/Employment Agreement"); and

    WHEREAS, Optionee is in a position to make a significant contribution to the long-term success of the Company, and in particular the Company's stemcell research program.

    NOW, THEREFORE, the Company and Optionee agree as follows:

    1. Grant of Option. This agreement evidences the grant by the Company to Optionee pursuant to the Company's 1997 Stemcells Research Stock Option Plan (the "Plan") of an option to purchase, in whole or in part, on the terms provided herein, the number of shares specified above of the Company's Common Stock, $.01 par value (the "Common Stock"), at a per share price equal to $5.25 (the "Option"). This Option is not intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. This Option shall terminate on the tenth anniversary of the date of this Agreement (the "Final Exercise Date"), and is subject to earlier termination as provided in Sections 6 and 7 below.

    2. Exercisability of Option. Subject to the terms and conditions hereof, this Option shall vest and become exercisable as follows:

                                                                % of Shares
Milestone                                                           Vesting
----------                                                        ----------
On the date of this Agreement                                         6.25%

First Corporate Partnership (as defined below)
(before September 1, 1998)



   If greater than $5,000,000 and less than or equal to $10,000,000      6.25%

   If greater than $10,000,000 and less than or equal to  $15,000,000    8.75%

   If greater than $15,000,000                                          11.25%

Second Corporate Partnership (before September 1, 1999)

   If greater than $5,000,000 and less than or equal to  $10,000,000     6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000     8.75%

   If greater than $15,000,000                                          11.25%

First Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If greater than $5,000,000 and less than or equal to $10,000,000      6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000     8.75%

   If greater than $15,000,000                                          11.25%

Second Corporate Partnership resulting from discovery of a new stem cell (before June 30, 2000)

   If greater than $5,000,000 and less than or equal to $10,000,000      6.25%

   If greater than $10,000,000 and less than or equal to $15,000,000     8.75%

   If greater than $15,000,000                                          11.25%

Commencement of first clinical trial of a CTI                           12.50%
stem cell product (before June 30, 2000)

Filing of first United States regulatory filing for marketing           12.50%
approval of a CTI stem cell product (before June 30, 2003)

Filing of first European Union or Japanese regulatory filing
for market                                                              12.50%

                                         -2-


approval with respect to a CTI stem cell product (before June 30, 2004)


First United States commercial approval of a                            25.00%
CTI stem cell product (before June 30, 2005)

First European Union or Japanese commercial                             25.00%
approval of a CTI stem cell product (before June 30, 2005)


For purposes of the foregoing, "Corporate Partnership" means any joint venture, licensing agreement, collaboration agreement, or research and development agreement to which the Company is a party and which is material to the long-term success of the Company. A "Corporate Partnership resulting from the discovery of a new stem cell" shall mean a Corporate Partnership which is formed to commercially develop technology resulting from research conducted pursuant to the Research Plan (as such term is defined in a letter agreement between the Company and Messrs. Weissman, Gage and Anderson, dated as of September __, 1997) which the corporate partner and CTI reasonably believe has resulted in the discovery of a previously undiscovered stem cell.
 The dollar amounts set forth above with respect to Corporate Partnerships refer to the receipt by the Company of the aggregate amount of the following payments received in connection with any such Corporate Partnership:

         (i)     any non-refundable up-front license fees;

         (ii) the present value of all non-refundable, non-contingent license fees payable at a later date;

         (iii) the amount by which the purchase price paid for any non-refundable, non-contingent equity investment in the Company made in connection with such Corporate Partnership exceeds the fair market value of such equity investment as reasonably determined by the Board of Directors of the Company; and

         (iv) 50% of all non-contingent payments for sponsored research under any sponsored research agreement, provided, however, that in the case of the $5 million target in each of the first two corporate partnership milestones, 100% of such payments shall count toward satisfaction of such target.

The Company shall not structure any Corporate Partnership in a bad faith effort to avoid giving rise to the vesting of options hereunder.

    3. Exercise of Option. Each election to exercise this Option shall be in writing, signed by Optionee or by his duly appointed guardian or representative, his executor or administrator or the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (collectively, the "Legal Representative"), and received by the Company at its principal office in Providence, Rhode Island, accompanied by payment in full as provided in Section 4 below. In the event this Option is exercised by such Legal Representative, the Company shall be under no obligation to deliver stock hereunder unless and until the Company is reasonably satisfied that the person or persons exercising this Option is or are the duly appointed guardian(s) or representative(s) of Optionee, the duly appointed executor(s) or administrator(s) of the deceased Optionee or the person or persons to whom this Option has been transferred by will or the applicable laws of descent and distribution.

    4. Payment for Stock. Shares of Common Stock shall be issued only upon receipt by the Company of full payment of the purchase price for the shares as to which this Option is exercised. The purchase price is payable by Optionee to the Company either (i) in cash or by certified check or cashier's check payable to the order of the Company; or (ii) through the delivery of shares of Common Stock (duly owned by Optionee and as to which Optionee has good title free and clear of any liens and encumbrances) which have been outstanding for at least six months and which have a fair market value (as determined by the Board of Directors of the Company) on the last business day prior to the date of exercise of this Option equal to the purchase price; or
(iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price; or (iv) by any combination of the forgoing permissible forms of payment. The Company will not be obligated to deliver any shares unless and until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, nor, in the event the outstanding Common Stock is at the time listed upon any stock exchange, unless and until the shares to be delivered have been listed or authorized to be listed upon official notice that legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. The Company will use its best efforts to effect any such compliance or listing, and Optionee agrees to take any action reasonably requested by the Company in connection therewith. Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder, the Company will promptly file a Registration Statement on Form S-8 (or any successor form), with respect to the shares of Common Stock issuable upon exercise of this Option, and the Company will use all reasonable efforts to maintain the effectiveness of such registration statement for so long as this Option shall remain outstanding. The Company may require that Optionee agree that he will notify the Company when he makes any disposition of the shares issued upon exercise of this Option whether by sale, gift or otherwise. Optionee will have the rights of a shareholder only as to shares actually acquired by him upon exercise of this Option.

    5. Non-transferability of Option. This Option may not be transferred by Optionee otherwise than by will or by the laws of descent and distribution. During Optionee's lifetime this Option may be exercised only by Optionee or Optionee's duly appointed guardian or representative.

    6. Termination of Service. In the event Optionee ceases to be a consultant to or employee of the Company because the Company terminates his service for Cause (as defined in the Consulting/Employment Agreement) or Optionee terminates his service without Good Reason (as defined in the Consulting/Employment Agreement), this Option shall immediately terminate except that Optionee may thereafter exercise this Option, to the extent he was entitled to exercise it on the date when his service terminated, for a period of 90 days after the date of such termination. In no event, however, may this Option be exercised after the Final Exercise Date.

    7. Death or Disability. In the event Optionee dies or Optionee's service with the Company terminates by reason of disability (meaning the inability of Optionee, because of physical or mental illness or injury, to perform substantially all of his duties and responsibilities to the Company), this Option shall continue to be eligible for vesting as set forth in Section 2 of this Agreement for a period of two years after Optionee's death or the termination of his service because of disability. In addition, this Option may be exercised, as to all or any of (a) the shares that Optionee was entitled to purchase immediately prior to his death or the termination of his service because of disability and (b) the shares that vest in accordance with the preceding sentence, by Optionee or his Legal Representative, at any time or times within three years after his death or such termination of service. Except as so exercised this Option will expire at the end of such period. In no event, however, may this Option be exercised after the Final Exercise Date.

    8. Administration. This Option will be administered by the Board of Directors of the Company, which will have the authority to interpret this agreement and to decide all questions and settle all controversies and disputes which may arise in connection herewith. All decisions, determinations and interpretations of the Board of Directors will be binding on all parties concerned. A majority of the members of the Board of Directors will constitute a quorum, and all determinations of the Board of Directors will be made by a majority of its members. Any determination of the Board of Directors under this agreement may be made without notice or meeting of the Board of Directors by a written instrument signed by a majority of the members of the Board of Directors. In the event of any conflict between the terms of this Option and the terms of the Plan the terms of this Option will control.

    9. Stock to be Delivered. Stock to be delivered upon exercise of this Option may constitute an original issue of authorized but unissued stock or may consist of previously issued stock acquired by the Company as determined from time to time by the

Board of Directors. The Board of Directors and the proper officers of the Company will take any appropriate action required for such delivery.

    10. Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company's capital structure, the Board of Directors of the Company (whose determination will be binding on Optionee) will make appropriate adjustments to the number and kind of shares of stock or other securities subject to this Option, the exercise price and other relevant provisions. Except as provided in the following paragraph, in the event of a Change in Control (as defined below), this Option will expire and cease to be exercisable, provided that at least twenty days prior to the effective date of any such Change in Control, the Board of Directors shall either (a) make this Option immediately exercisable in full, or (b) arrange to have the acquiror or an affiliate thereof grant a replacement option or other replacement award containing terms that the Board of Directors reasonably determines to be equitable under the circumstances. "Change in Control" means any consolidation or merger in which the Company is not the surviving corporation, a transaction or series of related transactions that result in the acquisition of all or substantially all of the Company's outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company's assets.

    11. Acceleration of Options on Change in Control. Any Change in Control will result in the accelerated vesting of the lesser of (i) 50% of the shares originally issuable pursuant to this Option or (ii) all of the shares which would become vested on the achievement of all milestones which are not time-barred at the time of Change in Control.

In addition, the Shares subject to this Option shall be accelerated under the circumstances and to the extent described in Section 1 (f) of the Agreement (the "Research Agreement") dated September 25, 1997 among the Company, Irving Weissman and Fred H. Gage.

    12. Amendments. The Board of Directors of the Company may at any time or times amend this Option for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law, provided that no such amendment will adversely affect the rights of Optionee without his consent.

    13. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware (not including the conflict of laws principles thereof).

                                                    [Incentive Option Agreement]

    IN WITNESS WHEREOF, the Company has caused this agreement to be executed by its duly authorized officer. This Option is granted at the Company's office, on the date stated above.


                             CYTOTHERAPEUTICS, INC.



                             By: ---------------------------
                                 President



Accepted and Agreed:




--------------------------
Optionee

                                                                      Schedule B

                                   Prior Inventions

None.